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                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

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                             FORM 8-K

                          CURRENT REPORT

               Pursuant to Section 13 or 15 (d) of
               the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): June 13, 1997



                         AMASYS Corporation
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    (Exact name of the registrant as specified in its charter)




     Delaware                 0-9949            54-1012385
_________________________  _____________  __________________
(state of incorporation)   (Commission    (I.R.S. Employer
                            File Number)   Identification No.)




   4900 Seminary Road, Suite 800  Alexandria, Virginia   22311
_______________________________________________________________
(Address of principal executive offices)              (Zip Code)




Registrant's telephone number, including area code: (703) 998-5931

Item 5.

     AMASYS Corporation (the "Company") is the successor to Infotechnology, Inc. ("Infotech") which filed (along with its wholly-owned subsidiary Questech Capital Corporation) a joint petition for relief under Chapter 11 of the United States Bankruptcy Code on March 1, 1991 (the "Bankruptcy Proceeding"). The Third Joint Plan of Reorganization, dated March 30, 1994, as amended (the "Plan"), was confirmed by an order of the United States Bankruptcy Court for the Southern District of New York (the "Court"), entered on June 23, 1994 and finalized on January 2, 1997. Pursuant to the Court's orders, the Company and Infotech entered into an Assignment and Assumption Agreement, effective as of June 21, 1996, whereby the Company acquired certain assets and assumed certain liabilities of Infotech.

     In light of the Bankruptcy Proceeding and circumstances giving rise thereto, Infotech last filed periodic reports containing financial statements under the Securities Exchange Act of 1934, as amended, in or around May 1990. Infotech's accounting efforts since that time were directed to addressing the reporting requirements of the Bankruptcy Proceeding and not to preparing financial statements for investors, none of which were filed by Infotech since that time.

     As a consequence of the Court's orders, and the assignment and assumption of Infotech assets and liabilities, the Company currently holds 13.5% of the outstanding common stock of Hadron, Inc. ("Hadron") (File No. 0-5404) and 60% of the outstanding common stock of Comtex Scientific Corporation ("Comtex") (File No. 0-10541), the reports of each of which are on file with the U.S. Securities and Exchange Commission. The Company holds no other significant assets, conducts no operations and generates no cash flow.

     The Company currently is attempting to engage an accounting firm to assist in the preparation of, and to examine and report on as necessary, its financial statements. The Company is currently discussing such an engagement with the auditor for Hadron, Inc. and Comtex Scientific Corporation. However, the Company must first satisfactorily address issues raised by the accounting firm regarding its ability to issue an opinion on such an audit due to the significant length of time which has passed since a previous audit was performed. As a consequence, the Company has not yet been able to prepare and file unaudited or audited financial statements. The Company believes that until it is able to engage an accountant, it will be unable to prepare and file either unaudited or audited financial statements.

    Pursuant to the Plan, the Company reserved or issued the following shares of its common stock: (i) reserved 1,960,000 shares for issuance upon conversion of the 196,000 shares of the Company's Series "A" Preferred Stock issued to the Pension Benefit Guaranty Corporation ("PBGC"); (ii) issued 651,000 shares to holders of certain unsecured claims against Infotech; (iii) issued 1,600,000 shares to former Infotech common stockholders,
(iv) reserved 645,000 shares for issuance to the PBGC upon the exercise of certain warrants issued to the PBGC; (v) reserved 800,000 shares for issuance to the Company's stockholders upon the exercise of certain warrants issued to them; (vi) reserved 345,000 shares for future issuance to the holders of certain Infotech indemnification claims; and (vi) reserved 950,000 shares for possible issuance under a stock option plan.

     As provided in the Plan and the Amended Term Sheet, the Company entered into an agreement with the PBGC granting PBGC certain rights to recover under its claim. In addition to the issuance to the PBGC of 196,000 shares of the Company's 5% cumulative convertible preferred stock as called for by the Plan, the Company:

) issued to the PBGC a $1,500,000 zero coupon note effective June 21, 1996, with interest compounding semi-annually at 9% per year, due December 31, 2006. The note is to be paid prior to maturity 1) from any proceeds received by the Company as a consequence of certain litigation and 2) from the PBGC's "pro-rata" share (the PBGC's fully diluted percentage ownership of the Company's common stock) of the Company's sale of any and all of its stock positions or from value received from the 10% Senior Subordinated Note issued by Comtex Scientific Corporation to Infotech on May 16, 1995, the payment of such proceeds to be deemed payment of the note in whole. If neither of the two events occurs prior to maturity of the note, the note shall be cancelled.

) granted the PBGC the right to name two members to the Boards of Directors of both the Company and Comtex, each of which Boards shall be comprised of no more than seven directors while the PBGC holds an interest in the companies; and

) granted the PBGC the unilateral right, through December 31, 2001, to require the Company to use its best efforts to liquidate the Company's interest in Hadron and Comtex through secondary offerings and private sales. The PBGC's pro-rata share of such proceeds is to be allocated first to payment of the note above, then to the PBGC's $1.96 million distribution preference, then to payment to the PBGC of 10% of any amount realized over and above the $1.96 million distribution preference, but not to exceed $5 million.

     The warrants to purchase common stock of the Company, issued to Shareholders pursuant to the Plan as of June 21, 1996, are not registered with the Securities and Exchange Commission, and, if exercised, would result in the issuance of restricted common stock of the Company.



                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              AMASYS Corporation




Date:  June 13, 1997          By:  /S/ C.W. Gilluly
                                   ---------------------------
                                   C.W. Gilluly
                                   Chief Executive Officer and
                                   President